EXHIBIT 99.2

Second Quarter 2023 Earnings
Prepared Remarks

We are providing a copy of our prepared remarks in connection with our earnings announcement. These remarks are offered to provide additional detail for analyzing our Q2 2023 results in advance of our quarterly conference call. These prepared remarks will not be read on the call.

Conference call details:
August 3, 2023
8:30 a.m. Eastern Time

•To access the live broadcast, please visit the Investor Relations section of our website at https://investors.ansys.com and click on Events & Presentations, then Events.

•The call can also be heard by dialing (855) 239-2942 (US) or (412) 542-4124 (CAN & INT'L) at least five minutes prior to the call and asking the operator to connect you to our conference call.

•A replay will be available within two hours of the call's completion by dialing (877) 344-7529 (US), (855) 669-9658 (CAN) or (412) 317-0088 (INT'L) and referencing the access code 1632432 or at https://investors.ansys.com/events-presentations/events.

/ Supplemental Information

In addition to our GAAP information, we have historically provided non-GAAP supplemental information. Our reasons for providing this information are described later in this document, as well as in our Q2 2023 earnings press release, which can be found on our website in the "Why Ansys - News Center" section. Reconciliations of GAAP to non-GAAP information are also provided later in this document.

Constant currency amounts exclude the effects of foreign currency fluctuations on the reported results. To present this information, the 2023 results for entities whose functional currency is a currency other than the U.S. Dollar were converted to U.S. Dollars at rates that were in effect for 2022, rather than the actual exchange rates in effect for 2023. The constant currency growth rates are calculated by adjusting the 2023 reported results to exclude the 2023 currency fluctuation impacts and comparing them to the 2022 reported results. We have provided this non-GAAP financial information to aid investors in better understanding our operational performance.

Q2 2023 Financial Results // 1

/ Second Quarter Overview

Second quarter consolidated GAAP revenue was $496.6 million, an increase of 5% and 6% in reported and constant currency, respectively, when compared to the second quarter of 2022. Year-to-date (YTD) 2023 consolidated GAAP revenue was $1,006.0 million, an increase of 12% and 14% in reported and constant currency, respectively, when compared to YTD 2022. GAAP diluted EPS was $0.80 and $1.95 in the second quarter and YTD 2023, respectively, compared to $1.13 and $1.94 for the second quarter and YTD 2022, respectively. Operating cash flows were $62.9 million and $323.6 million for the second quarter and YTD 2023, respectively, compared to $118.9 million and $329.9 million for the second quarter and YTD 2022, respectively.

Second quarter consolidated non-GAAP revenue was $496.6 million, an increase of 4% and 5% in reported and constant currency, respectively, when compared to the second quarter of 2022. YTD 2023 non-GAAP revenue was $1,006.0 million, an increase of 11% and 13% in reported and constant currency, respectively, when compared to YTD 2022. Non-GAAP diluted EPS was $1.60 and $3.45 in the second quarter and YTD 2023, respectively, compared to $1.77 and $3.13 for the second quarter and YTD 2022, respectively. Unlevered operating cash flows were $72.1 million and $341.7 million for the second quarter and YTD 2023, respectively, compared to $122.0 million and $335.0 million for the second quarter and YTD 2022, respectively.

We reported second quarter annual contract value (ACV) of $488.3 million, an increase of 6% and 7% in reported and constant currency, respectively, when compared to the second quarter of 2022. YTD 2023 ACV was $887.8 million, an increase of 10% and 12% in reported and constant currency, respectively, when compared to YTD 2022.

The Q3 and full year 2023 guidance, and the related assumptions, are detailed later in this document.

Other Recent Highlights

•We continue to deliver organic product releases and invest in adjacent technologies that power industry innovation:

◦In July, we released Ansys 2023 R2. The latest release enables engineers and researchers in every industry to take advantage of the transformative power of digital engineering by combining our advances in simulation numerics with technology multipliers. In R2, we enhanced solver algorithms to speed simulations by capitalizing on graphics processing units (GPUs), supporting users to run large jobs and overcome hardware capacity limitations with HPC, both on-premises and in the cloud. The new release also expands our use of machine learning (ML) and artificial intelligence (AI) to further increase the speed and accuracy of our solvers, unlock design optimization solutions for our customers, and improve the user experience. By pushing the engineering boundaries of computing, AI, and ML, we make our leading multiphysics solutions available to more potential customers while elevating our existing customers’ digital engineering efforts. Below are some of the enhancements to our market-leading solutions with our R2 release:

▪We delivered a full-chip electromagnetic (EM) and electrothermal solution that supercharges HFSS 3D Layout with Q3D and Raptor-X capabilities. HFSS 3D Layout can execute full chip-to-system EM simulations, which will be critical to advancing leading-edge 3D integrated circuit designs.

▪Within the Structures product line, 2023 R2 contains new features and capabilities that allow more accurate, efficient, and actionable structural simulation. For example, LS-DYNA has been exposed in Mechanical-Workbench for applications such as drop testing, enabling users to explore multiple drop test variations concurrently.

▪The multi-GPU solver in Fluent enables a broader spectrum of complex industrial applications natively on GPUs, such as sliding mesh and compressible flows. 2023 R2 also expands to clusters that use Advanced RISC Machine (ARM)-based servers, which have the potential to reduce hardware cost and overall energy consumption.
Q2 2023 Financial Results // 2

▪Ansys Discovery now enables analysis of high-frequency EM modeling for antennas. The launch empowers teams to virtually explore several design areas at once, which helps improve performance and efficiency.

◦In June, we acquired Diakopto, a small tuck-in acquisition, to expand our multiphysics simulation portfolio for semiconductor designers. The addition of Diakopto’s solutions to Ansys’ portfolio allows engineers to analyze, debug and optimize high-performance integrated circuits earlier in the design process. While strategically important, this acquisition does not have a material impact on our 2023 financial performance.

•We continue to expand our partnerships to accelerate digital transformation and to better meet customers’ increasing expectations:

◦We have expanded our global footprint with a new customer technical support office in Kigali, Rwanda, while also extending our partnership with Carnegie Mellon University (CMU). Ansys' partnership with CMU-Africa features a shared mission to accelerate the digital transformation and economic development underway across the continent, while creating access to world-class, advanced engineering talent from a growing Pan-Africa technology hub. Our partnership further strengthens the relationship between two world leaders with a global mindset in engineering, computer science, and simulation technologies.

◦We continue to expand our partnership with PTC. We announced at LiveWorx a new sustainability initiative focused on integrated materials management and sustainability workflows between PTC’s Creo® and Windchill® products and Ansys® Granta MI™. This collaboration will help engineers balance performance and environmental footprint priorities as they design products.

◦We accelerated radio-frequency integrated circuit semiconductor design in partnership with Synopsys with a new reference flow for Samsung technology. The new reference flow delivers the predictive accuracy of Ansys' golden signoff EM analysis with Synopsys' leading Custom Design Flow, providing unmatched quality of results for mutual customers.

◦We continue to collaborate closely with semiconductor foundries and achieved several critical certifications in Q2 with Intel Foundry Services, Samsung Foundry, and TSMC. Samsung Foundry also certified Ansys RedHawk-SC and Ansys Totem power integrity signoff solutions for Samsung’s latest 2 nanometer silicon process technology. Additionally, we joined TSMC’s OIP Cloud Alliance to facilitate the deployment of fully distributed workflows for mutual customers.

•We drive impact for our customers across a broad, diverse set of industries:

◦Our largest contract of the quarter was a $57 million multi-year agreement with a long-time global aerospace & defense customer based in the United States. This contract reflects significant growth over the previous contract to keep up with user demand while advancing the company’s ongoing digital transformation efforts. By leveraging Ansys solutions across all of our technology pillars, the company is maintaining its strategic advantage in the market and is better positioned to adapt to the novel demands of changing end user requirements.

◦Flexium uses Ansys simulation solutions to accelerate advanced driver-assistance systems and autonomous vehicle applications. Flexium leverages Ansys for the electromagnetic, thermal and mechanical optimization of its flexible print circuit designs through efficient layout and material changes. Ansys simulation helps drive the printed circuit board manufacturer’s competitive 5G mmWave antenna module designs to support satellite, driverless and wireless applications.

Q2 2023 Financial Results // 3

◦Axelera AI selected Ansys to boost power and performance integrity for its edge AI platform chip. Ansys' comprehensive power analytics empowers designers to reduce project risk, improve predictive accuracy, and accelerate time-to-market for Axelera AI’s new Metis AI Platform – a hardware and software platform for computer vision AI inference at the edge.

◦We also announced several customer developments during the Paris Air Show. With joint software optimization efforts from Ansys and Intel, Rolls-Royce reduced the simulation time of the thermo-mechanical model of Rolls-Royce’s gas-turbine engine, saving energy and development costs. Additionally, Lufthansa Technik integrated our simulation solutions to design and certify AeroSHARK, a biomimetic coating technology that emulates shark skin and significantly reduces fuel consumption and carbon dioxide emissions.

•We continue to be recognized for our ESG initiatives:

◦We were named to USA Today's America's Climate Leaders 2023 list. The list comprises companies across the United States that achieved the greatest reduction in core emissions intensity – greenhouse gas emissions in relation to revenue between 2019 and 2021.

◦Ansys ranked #27 on Newsweek’s annual Top 100 Global Most Loved Workplaces® list. The results were determined after surveying more than 2 million employees from businesses with workforces varying in size from 30 to more than 10,000. The list recognizes companies that put respect, caring, and appreciation for their employees at the center of their business model and, in doing so, have earned the loyalty and respect of the people who work for them.

◦Forbes named Ansys to its America’s Most Cyber Secure Companies list. In partnership with the research company SecurityScorecard, the rankings highlight the top 200 U.S.-based companies whose website security and cybersecurity infrastructure make them best-in-class. The 200 come from the vast population of 12 million websites that SecurityScorecard regularly monitors.
Q2 2023 Financial Results // 4

DEFERRED REVENUE AND BACKLOG

(in thousands)	June 30, 2023	March 31, 2023	June 30, 2022	March 31, 2022
Current Deferred Revenue	$374,407	$396,331	$360,910	$386,019
Current Backlog	435,812	428,913	364,413	360,018
Total Current Deferred Revenue and Backlog	810,219	825,244	725,323	746,037

Long-Term Deferred Revenue	22,099	20,738	22,712	19,101
Long-Term Backlog	463,480	511,502	431,213	438,037
Total Long-Term Deferred Revenue and Backlog	485,579	532,240	453,925	457,138

Total Deferred Revenue and Backlog	$1,295,798	$1,357,484	$1,179,248	$1,203,175

ACV

(in thousands, except percentages)	Q2 QTD 2023	Q2 QTD 2023 in Constant Currency	Q2 QTD 2022	% Change	% Change in Constant Currency
ACV	$488,349	$492,749	$460,273	6.1%	7.1%

(in thousands, except percentages)	Q2 YTD 2023	Q2 YTD 2023 in Constant Currency	Q2 YTD 2022	% Change	% Change in Constant Currency
ACV	$887,756	$903,750	$804,418	10.4%	12.3%

Recurring ACV includes both subscription lease ACV and all maintenance ACV (including maintenance from perpetual licenses). It excludes perpetual license ACV and service ACV. Recurring ACV (detailed above) is the metric we use to capture the value of the annuity we continue to build.
Q2 2023 Financial Results // 5

Q2 2023 Trailing Twelve-Month ACV by Industry

Consumer, 1%
Aerospace & Defense, 23%
Automotive, 17%
Industrial Equipment, 8%
Energy, 9%
Materials & Chemicals, 5%
Academic, 3%
Construction, 1%
Healthcare, 2%
High-Tech, 31%

Q2 2022 Trailing Twelve-Month ACV by Industry

Consumer, 2%
Aerospace & Defense, 21%
High-Tech, 31%
Automotive, 17%
Healthcare, 2%
Construction, 1%
Academic, 3%
Materials & Chemicals, 5%
Energy, 9%
Industrial Equipment, 9%

Q2 2023 Financial Results // 6

Regional and Industry Commentary
Our ACV growth in the second quarter was driven by the EMEA and Asia-Pacific regions. Aerospace & defense (A&D) and automotive had strong performance during the quarter. Our broad portfolio remains a key component in our customers’ digital transformation journeys, delivering valuable insights throughout the product lifecycle, from development to operation.

•Artificial intelligence and machine learning applications are driving increased complexity and multiphysics challenges that can only be overcome with high fidelity simulation solutions in the high-tech industry. We continue to see increased interest in our semiconductor solutions within the automotive industry, which is pivoting toward custom-built chips to create competitive advantages and safeguard supplies.

◦EMEA growth was highlighted by a deal with a multinational equipment manufacturer that expanded its use of solutions across our portfolio to aid various projects, including the development of electrification technologies such as electric powertrains. The increase in users and products aids broad digitalization efforts the company hopes will allow it to improve product quality while reducing time-to-market.

◦Asia-Pacific saw multiple sales to consumer electronics manufacturers, including one that expanded the use of our electronics solutions and implemented our Python-based solvers. The company expects its investment in our technology to enable it to automate workflows and speed time-to-market as it seeks to meet demands of its AI-related products.

•We saw strength in the A&D industry with growth in all regions. Ongoing digital transformation efforts and an active, evolving space sector remain key drivers of simulation investment.

◦Americas performance included a contract with a launch service provider involved in aerospace manufacturing, space exploration and defense. It was further bolstered by a deal with an aerospace engineering and technology provider that increased the number of users and created access to a variety of our new and emerging simulation solutions that will generate engineering insights across the product lifecycle.

◦Asia-Pacific growth was supported by a sale to a space and aviation simulation provider that will integrate our digital mission engineering solutions from the design stage to in-field operation as part of the company’s larger shift toward digital engineering.

◦Sales to European defense companies contributed to EMEA growth, one of which created global access to our structural solvers, advancing the company’s vision of establishing a globally consistent approach to the design, modification and repair of military vehicles.

◦We delivered ACV growth in the automotive industry supported by growth in the EMEA and Asia-Pacific regions. Ongoing efforts to enhance electric vehicles (EVs), advanced driver-assistance systems (ADAS), and digital transformation initiatives among automotive manufacturers and suppliers generated demand for solutions across our portfolio.

▪Growth in the Asia-Pacific region was led by a deal with a global automotive parts supplier and an automotive lighting electronics and vision technology solutions provider. One of the deals expands the usage of our core solvers domestically to reduce trial costs and optimize product development, ultimately increasing the company’s appeal to automotive original equipment manufacturers.

▪Growth in EMEA was led by deals to multinational automotive manufacturers, one of which continued investments in our solutions for passive safety analysis.
Q2 2023 Financial Results // 7

▪Strong results in Asia-Pacific and EMEA contributed to growth in the industrial equipment industry. Primary trends driving our growth include electrification, the development of industrial internet of things (IIoT) devices, and workflow automation.

•Growth in the industrial equipment industry was headlined by a deal in the Asia-Pacific region with a multinational corporation that increases access to solutions across our core physics and expands the number of users of our optical solutions and new and emerging technologies.
Q2 2023 Financial Results // 8

REVENUE

(in thousands, except percentages)	Q2 QTD 2023	Q2 QTD 2023 in Constant Currency	Q2 QTD 2022	% Change	% Change in Constant Currency
GAAP Revenue	$496,599	$500,051	$473,850	4.8%	5.5%
Non-GAAP Revenue	$496,599	$500,051	$475,886	4.4%	5.1%

(in thousands, except percentages)	Q2 YTD 2023	Q2 YTD 2023 in Constant Currency	Q2 YTD 2022	% Change	% Change in Constant Currency
GAAP Revenue	$1,006,046	$1,023,389	$898,927	11.9%	13.8%
Non-GAAP Revenue	$1,006,046	$1,023,389	$904,523	11.2%	13.1%
The difference between the GAAP and non-GAAP revenue values for the 2022 period is a result of the application of the fair value provisions applicable to the accounting for business combinations closed prior to 2022.

We continue to experience increased demand from our customers for contracts that often include longer-term, subscription leases involving a larger number of our software products. These arrangements typically involve a higher overall transaction price. The upfront recognition of license revenue related to these larger transactions can result in significant subscription lease revenue volatility. Software products, across a large variety of applications and industries, are increasingly distributed in software-as-a-service, cloud and other subscription environments in which the licensing approach is time-based rather than perpetual. This preference could result in a shift from perpetual licenses to time-based licenses, such as subscription leases, over the long term.

In addition, the value and duration of multi-year subscription lease contracts executed during the period significantly impact the recognition of revenue. As a result, revenue may fluctuate, particularly on a quarterly basis, due to the timing of such contracts, relative differences in duration of long-term contracts from quarter to quarter and changes in the mix of license types sold compared to the prior year. Large swings in revenue growth rates are not necessarily indicative of customers' software usage changes or cash flows during the periods presented.

Q2 2023 Financial Results // 9

REVENUE BY LICENSE TYPE

GAAP

(in thousands, except percentages)	Q2 QTD 2023	% of Total	Q2 QTD 2022	% of Total	% Change	% Change in Constant Currency
Subscription Lease	$134,999	27.2%	$135,031	28.5%	—%	1.1%
Perpetual	69,898	14.1%	73,950	15.6%	(5.5)%	(4.9)%
Maintenance[1]	273,692	55.1%	247,635	52.3%	10.5%	11.1%
Service	18,010	3.6%	17,234	3.6%	4.5%	4.3%
Total	$496,599		$473,850		4.8%	5.5%

(in thousands, except percentages)	Q2 YTD 2023	% of Total	Q2 YTD 2022	% of Total	% Change	% Change in Constant Currency
Subscription Lease	$282,921	28.1%	$226,488	25.2%	24.9%	26.7%
Perpetual	141,128	14.0%	139,938	15.6%	0.9%	2.3%
Maintenance[1]	542,285	53.9%	494,876	55.1%	9.6%	11.7%
Service	39,712	3.9%	37,625	4.2%	5.5%	7.0%
Total	$1,006,046		$898,927		11.9%	13.8%

Non-GAAP

(in thousands, except percentages)	Q2 QTD 2023	% of Total	Q2 QTD 2022	% of Total	% Change	% Change in Constant Currency
Subscription Lease	$134,999	27.2%	$135,033	28.4%	—%	1.1%
Perpetual	69,898	14.1%	73,950	15.5%	(5.5)%	(4.9)%
Maintenance[1]	273,692	55.1%	249,669	52.5%	9.6%	10.2%
Service	18,010	3.6%	17,234	3.6%	4.5%	4.3%
Total	$496,599		$475,886		4.4%	5.1%

(in thousands, except percentages)	Q2 YTD 2023	% of Total	Q2 YTD 2022	% of Total	% Change	% Change in Constant Currency
Subscription Lease	$282,921	28.1%	$226,552	25.0%	24.9%	26.7%
Perpetual	141,128	14.0%	139,938	15.5%	0.9%	2.4%
Maintenance[1]	542,285	53.9%	500,408	55.3%	8.4%	10.5%
Service	39,712	3.9%	37,625	4.2%	5.5%	6.9%
Total	$1,006,046		$904,523		11.2%	13.1%
1Maintenance revenue is inclusive of both maintenance associated with perpetual licenses and the maintenance component of subscription leases.
Q2 2023 Financial Results // 10

REVENUE BY GEOGRAPHY

GAAP

(in thousands, except percentages)	Q2 QTD 2023	% of Total	Q2 QTD 2022	% of Total	% Change	% Change in Constant Currency
Americas	$220,352	44.4%	$195,915	41.3%	12.5%	12.5%

Germany	40,665	8.2%	33,187	7.0%	22.5%	19.7%
Other EMEA	85,573	17.2%	89,755	18.9%	(4.7)%	(5.9)%
EMEA	126,238	25.4%	122,942	25.9%	2.7%	1.0%

Japan	62,728	12.6%	57,105	12.1%	9.8%	16.0%
Other Asia-Pacific	87,281	17.6%	97,888	20.7%	(10.8)%	(8.9)%
Asia-Pacific	150,009	30.2%	154,993	32.7%	(3.2)%	0.3%

Total	$496,599		$473,850		4.8%	5.5%

(in thousands, except percentages)	Q2 YTD 2023	% of Total	Q2 YTD 2022	% of Total	% Change	% Change in Constant Currency
Americas	$477,267	47.4%	$400,626	44.6%	19.1%	19.3%

Germany	79,339	7.9%	63,773	7.1%	24.4%	25.4%
Other EMEA	167,977	16.7%	164,192	18.3%	2.3%	4.0%
EMEA	247,316	24.6%	227,965	25.4%	8.5%	10.0%

Japan	100,814	10.0%	94,976	10.6%	6.1%	15.1%
Other Asia-Pacific	180,649	18.0%	175,360	19.5%	3.0%	5.8%
Asia-Pacific	281,463	28.0%	270,336	30.1%	4.1%	9.1%

Total	$1,006,046		$898,927		11.9%	13.8%

Q2 2023 Financial Results // 11

Non-GAAP

(in thousands, except percentages)	Q2 QTD 2023	% of Total	Q2 QTD 2022	% of Total	% Change	% Change in Constant Currency
Americas	$220,352	44.4%	$196,828	41.4%	12.0%	12.0%

Germany	40,665	8.2%	33,366	7.0%	21.9%	19.1%
Other EMEA	85,573	17.2%	90,066	18.9%	(5.0)%	(6.3)%
EMEA	126,238	25.4%	123,432	25.9%	2.3%	0.6%

Japan	62,728	12.6%	57,491	12.1%	9.1%	15.3%
Other Asia-Pacific	87,281	17.6%	98,135	20.6%	(11.1)%	(9.2)%
Asia-Pacific	150,009	30.2%	155,626	32.7%	(3.6)%	(0.1)%

Total	$496,599		$475,886		4.4%	5.1%

(in thousands, except percentages)	Q2 YTD 2023	% of Total	Q2 YTD 2022	% of Total	% Change	% Change in Constant Currency
Americas	$477,267	47.4%	$403,135	44.6%	18.4%	18.5%

Germany	79,339	7.9%	64,261	7.1%	23.5%	24.5%
Other EMEA	167,977	16.7%	165,161	18.3%	1.7%	3.4%
EMEA	247,316	24.6%	229,422	25.4%	7.8%	9.3%

Japan	100,814	10.0%	95,964	10.6%	5.1%	13.9%
Other Asia-Pacific	180,649	18.0%	176,002	19.5%	2.6%	5.4%
Asia-Pacific	281,463	28.0%	271,966	30.1%	3.5%	8.4%

Total	$1,006,046		$904,523		11.2%	13.1%

REVENUE BY CHANNEL

GAAP

	Q2 QTD 2023	Q2 QTD 2022	Q2 YTD 2023	Q2 YTD 2022
Direct revenue, as a percentage of total revenue	71.2%	73.7%	73.8%	73.1%
Indirect revenue, as a percentage of total revenue	28.8%	26.3%	26.2%	26.9%

Non-GAAP

	Q2 QTD 2023	Q2 QTD 2022	Q2 YTD 2023	Q2 YTD 2022
Direct revenue, as a percentage of total revenue	71.2%	73.7%	73.8%	73.2%
Indirect revenue, as a percentage of total revenue	28.8%	26.3%	26.2%	26.8%

Q2 2023 Financial Results // 12

INCOME STATEMENT HIGHLIGHTS

GAAP

	Q2 QTD 2023	Q2 QTD 2022	Q2 YTD 2023	Q2 YTD 2022
Gross margin	86.2%	86.8%	86.5%	85.8%
Operating margin	19.3%	27.0%	22.2%	23.3%
Effective tax rate	17.2%	19.6%	16.9%	15.5%

Non-GAAP

	Q2 QTD 2023	Q2 QTD 2022	Q2 YTD 2023	Q2 YTD 2022
Gross margin	91.0%	91.0%	91.1%	90.3%
Operating margin	36.4%	40.7%	38.1%	37.8%
Effective tax rate	17.5%	18.0%	17.5%	18.0%

BALANCE SHEET AND CASH FLOW HIGHLIGHTS

•Cash and short-term investments totaled $478.0 million as of June 30, 2023, of which 30% was held domestically.

•Deferred revenue and backlog was $1,295.8 million at June 30, 2023.

•Operating cash flows were $62.9 million for the second quarter of 2023 as compared to $118.9 million for the second quarter of 2022. Operating cash flows were $323.6 million for YTD 2023 as compared to $329.9 million for YTD 2022.

•Unlevered operating cash flows were $72.1 million for the second quarter of 2023 as compared to $122.0 million for the second quarter of 2022. Unlevered operating cash flows were $341.7 million for YTD 2023 as compared to $335.0 million for YTD 2022.

•Cash paid for acquisitions, net of cash acquired, totaled $77.2 million and $197.8 million for the second quarter and YTD 2023, respectively, as compared to $236.7 million and $241.6 million for the second quarter and YTD 2022, respectively.

•Capital expenditures totaled $5.1 million and $12.0 million for the second quarter and YTD 2023, respectively. We are currently planning capital expenditures in the range of $28.0 - $38.0 million for FY 2023 as compared to the $24.4 million that was spent in FY 2022.

SHARE COUNT AND SHARE REPURCHASES

We had 87.2 million and 87.3 million fully diluted weighted average shares outstanding in the second quarter and YTD 2023, respectively. We repurchased 649,900 shares for $196.5 million YTD 2023. All repurchases were made in the first quarter. As of June 30, 2023, we had 1.1 million shares remaining available for repurchase under our authorized share repurchase program. Our authorized repurchase program does not have an expiration date, and the pace of the purchase activity will depend on factors such as working capital needs, cash requirements for acquisitions, our stock price, and economic and market conditions.

Q2 2023 Financial Results // 13

STOCK-BASED COMPENSATION EXPENSE

(in thousands, except per share data)	Q2 QTD 2023	Q2 QTD 2022	Q2 YTD 2023	Q2 YTD 2022
Cost of sales:
Maintenance and service	$3,478	$2,264	$6,356	$4,827
Operating expenses:
Selling, general and administrative	32,194	19,596	56,099	40,040
Research and development	20,629	17,638	38,017	30,282
Stock-based compensation expense before taxes	56,301	39,498	100,472	75,149
Related income tax benefits	(10,669)	(7,165)	(28,855)	(32,053)
Stock-based compensation expense, net of taxes	$45,632	$32,333	$71,617	$43,096
Net impact on earnings per share:
Diluted earnings per share	$(0.52)	$(0.37)	$(0.82)	$(0.49)

CURRENCY

The second quarter and YTD 2023 revenue, operating income, ACV and deferred revenue and backlog, as compared to the second quarter and YTD 2022, were impacted by fluctuations in the exchange rates of foreign currencies against the U.S. Dollar. The currency fluctuation impacts on GAAP and non-GAAP revenue, operating income, ACV, and deferred revenue and backlog based on 2022 exchange rates are reflected in the tables below. Amounts in brackets indicate an adverse impact from currency fluctuations.

GAAP

(in thousands)	Q2 QTD 2023	Q2 YTD 2023
Revenue	$(3,452)	$(17,343)
Operating income	$(1,740)	$(5,643)

Non-GAAP

(in thousands)	Q2 QTD 2023	Q2 YTD 2023
Revenue	$(3,452)	$(17,343)
Operating income	$(1,639)	$(6,031)

Other Metrics

(in thousands)	Q2 QTD 2023	Q2 YTD 2023
ACV	$(4,400)	$(15,994)
Deferred revenue and backlog	$(7,055)	$(5,863)

Q2 2023 Financial Results // 14

The most meaningful currency impacts are typically attributable to U.S. Dollar exchange rate changes against the Euro and Japanese Yen. Historical exchange rates as well as exchange rate ranges provided for our May 2023 guidance are reflected in the charts below. Relative to our Q2 guidance, the average EUR/USD rate was at the low-end of our Q2 guidance range and the average USD/JPY rate was above our guidance range, adversely impacting our reported results.

	Period-End Exchange Rates
As of	EUR/USD	USD/JPY
June 30, 2023	1.09	144
December 31, 2022	1.07	131
June 30, 2022	1.05	136

	Average Exchange Rates
Three Months Ended	EUR/USD	USD/JPY
June 30, 2023	1.09	137
June 30, 2022	1.06	130

	Average Exchange Rates
Six Months Ended	EUR/USD	USD/JPY
June 30, 2023	1.08	135
June 30, 2022	1.09	123

Rate Assumptions used in May 2023 Guidance	EUR/USD	USD/JPY
Q2 2023	1.08 - 1.11	131 - 134
FY 2023	1.08 - 1.11	131 - 134
Q2 2023 Financial Results // 15

/ Outlook

Our third quarter and full year 2023 financial guidance estimates are provided below and are based on significant assumptions that may or may not be realized. Those assumptions, and certain related management actions, include the following, among others:
•Our outlook is based on the continued broad-based growth across industries and geographies that we saw in the first half of 2023 and expect to continue through the remainder of the year.
•Trade restrictions limit our ability to deliver products and services to Russia and Belarus, and to deliver to certain companies in China. Our guidance assumes that these restrictions, as they exist as of August 2023, will remain in place throughout 2023.
•Additional restrictions or a further deterioration in the global trade environment could have a material adverse impact on our business, as well as on our ability to achieve our financial guidance.
•The up-front recognition of revenue on perpetual licenses and the license component of multi-year subscription lease contracts has a significant impact on our operating results. Our 2023 guidance assumes the ongoing ability to drive more multi-year subscription lease deals across a broader set of customers and reflects the mix of license types that we see in our current forecast.
•Our renewal rates have remained high, and our assumptions are that they will continue to remain so for the majority of our business.
•Our spending reflects moderate expense impacts from inflation, and we continue to invest in long-term opportunities. We have also maintained and intend to maintain our commitment to invest in our acquisitions, research and development, and certain digital transformation projects, as those projects are critical to our ability to operate efficiently and scale the business for future growth.

We are currently forecasting the following:

Q3 2023 OUTLOOK

(in millions, except percentages and per share data)	GAAP			Non-GAAP
Revenue	$453.7	-	$473.7	$453.7	-	$473.7
Revenue Growth Rate	(4.0%)	-	0.3%	(4.2%)	-	0.0%
Revenue Growth Rate — Constant Currency	(5.3%)	-	(1.2%)	(5.6%)	-	(1.4%)
Operating margin	10.0%	-	13.7%	29.6%	-	31.3%
Effective tax rate assumption	(12.0%)	-	(1.0%)	17.5%
Diluted earnings per share[1]	$0.46	-	$0.64	$1.18	-	$1.31
1We are currently expecting approximately 87.4 million fully diluted shares outstanding for Q3 2023.

(in millions, except percentages)	Other Financial Metrics
ACV	$460.5	-	$480.5
ACV Growth Rate	12.5%	-	17.4%
ACV Growth Rate — Constant Currency	10.5%	-	15.3%
Quarterly dynamics can be volatile and oftentimes, variances in the income statement can be disconnected from ACV. The quarterly mix of license types that generate up-front revenue recognition creates a year-over-year revenue headwind in the third quarter which is causing the income statement to be disconnected from the accelerating third quarter and second half ACV outlook. The year-over-year revenue and resulting income statement in the third quarter is not a reflection of business momentum. Our full-year raised ACV guidance continues to be the best metric to observe the momentum in our business.
Q2 2023 Financial Results // 16

FY 2023 OUTLOOK

(in millions, except percentages and per share data)	GAAP			Non-GAAP
Revenue	$2,257.0	-	$2,327.0	$2,257.0	-	$2,327.0
Revenue Growth Rate	9.3%	-	12.7%	8.9%	-	12.3%
Revenue Growth Rate — Constant Currency	8.9%	-	12.2%	8.5%	-	11.9%
Operating margin	26.0%	-	28.1%	41.0%	-	42.0%
Effective tax rate assumption	15.0%	— %	16.0%	17.5%
Diluted earnings per share[1]	$5.32	-	$5.95	$8.39	-	$8.88
1We are currently expecting approximately 87.4 million fully diluted shares outstanding for FY 2023.

(in millions, except percentages)	Other Financial Metrics
ACV	$2,275.0	-	$2,340.0
ACV Growth Rate	12.0%	-	15.2%
ACV Growth Rate — Constant Currency	11.4%	-	14.6%
Unlevered operating cash flows	$699.0	-	$749.0
Our FY 2023 guidance is inclusive of $47.5 million in interest expense. This compares to interest expense in FY 2022 of $22.7 million with the significant increase in FY 2023 driven by the interest rate environment and our floating interest rate on our term loan. Reconciliations of the GAAP to Non-GAAP diluted EPS outlook and the operating cash flow to unlevered operating cash flow outlook are available in our "Reconciliations of GAAP to Non-GAAP Measures" section found later in this document.

Relative to our May guidance, our updated full-year non-GAAP diluted EPS contemplates $0.04 of operational improvement at the midpoint from increased full-year revenue guidance, which was more than offset by $0.06 of higher interest expense and one-time items in other expense.

CURRENCY OUTLOOK
Our results are impacted by currency fluctuations, particularly by rate movements in the Euro and Japanese Yen. Our currency rate assumptions are as follows:

	Euro	Japanese Yen
Q3 2023	1.09 - 1.12	140 - 143
FY 2023	1.09 - 1.12	136 - 139

The outlook presented above factors in actual and planned increases in sales and channel capacity, our current visibility around major account activity, sales pipelines and forecasts. However, as we have said in the past, and will continue to reiterate, there are many factors over which we have no control, including the macroeconomic environment, customer procurement patterns, government and tax policies, and currency rate volatility. We do, however, have the benefit of a solid, repeatable business base; a diversified geographic and industry footprint; and a world-class customer base that have helped us to succeed and to deliver on our commitments.
Please see the section entitled “Forward-Looking Statements and Risk Factors” for a discussion of risks, uncertainties and factors that could cause actual results to differ materially from those implied by forward-looking statements.

Q2 2023 Financial Results // 17

/ Glossary of Terms
Annual Contract Value (ACV): ACV is a key performance metric and is useful to investors in assessing the strength and trajectory of our business. ACV is a supplemental metric to help evaluate the annual performance of the business. Over the life of the contract, ACV equals the total value realized from a customer. ACV is not impacted by the timing of license revenue recognition. ACV is used by management in financial and operational decision-making and in setting sales targets used for compensation. ACV is not a replacement for, and should be viewed independently of, GAAP revenue and deferred revenue as ACV is a performance metric and is not intended to be combined with any of these items. There is no GAAP measure comparable to ACV. ACV is composed of the following:

•the annualized value of maintenance and subscription lease contracts with start dates or anniversary dates during the period, plus

•the value of perpetual license contracts with start dates during the period, plus

•the annualized value of fixed-term services contracts with start dates or anniversary dates during the period, plus

•the value of work performed during the period on fixed-deliverable services contracts.

When we refer to the anniversary dates in the definition of ACV above, we are referencing the date of the beginning of the next twelve-month period in a contractually committed multi-year contract. If a contract is three years in duration, with a start date of July 1, 2023, the anniversary dates would be July 1, 2024 and July 1, 2025. We label these anniversary dates as they are contractually committed. While this contract would be up for renewal on July 1, 2026, our ACV performance metric does not assume any contract renewals.

Example 1: For purposes of calculating ACV, a $100,000 subscription lease contract or a $100,000 maintenance contract with a term of July 1, 2023 – June 30, 2024, would each contribute $100,000 to ACV for fiscal year 2023 with no contribution to ACV for fiscal year 2024.

Example 2: For purposes of calculating ACV, a $300,000 subscription lease contract or a $300,000 maintenance contract with a term of July 1, 2023 – June 30, 2026, would each contribute $100,000 to ACV in each of fiscal years 2023, 2024 and 2025. There would be no contribution to ACV for fiscal year 2026 as each period captures the full annual value upon the anniversary date.

Example 3: A perpetual license valued at $200,000 with a contract start date of March 1, 2023 would contribute $200,000 to ACV in fiscal year 2023.

Backlog: Deferred revenue associated with installment billings for periods beyond the current quarterly billing cycle and committed contracts with start dates beyond the end of the current period.

Deferred Revenue: Billings made or payments received in advance of revenue recognition.

Subscription Lease or Time-Based License: A license of a stated product of our software that is granted to a customer for use over a specified time period, which can be months or years in length. In addition to the use of the software, the customer is provided with access to maintenance (unspecified version upgrades and technical support) without additional charge. The revenue related to these contracts is recognized ratably over the contract period for the maintenance portion and up front for the license portion.

Perpetual / Paid-Up License: A license of a stated product and version of our software that is granted to a customer for use in perpetuity. The revenue related to this type of license is recognized up front.

Q2 2023 Financial Results // 18

Maintenance: A contract, typically one year in duration, that is purchased by the owner of a perpetual license and that provides access to unspecified version upgrades and technical support during the duration of the contract. The revenue from these contracts is recognized ratably over the contract period.

/ Forward-Looking Statements and Risk Factors

This document contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 (the Exchange Act). Forward-looking statements are statements that provide current expectations or forecasts of future events based on certain assumptions. Forward-looking statements are subject to risks, uncertainties, and factors relating to our business which could cause our actual results to differ materially from the expectations expressed in or implied by such forward-looking statements.

Forward-looking statements use words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “forecast,” “intend,” “likely,” “may,” “outlook,” “plan,” “predict,” “project,” “should,” “target,” or other words of similar meaning. Forward-looking statements include those about market opportunity, including our total addressable market. We caution readers not to place undue reliance upon any such forward-looking statements, which speak only as of the date they are made. We undertake no obligation to update forward-looking statements, whether as a result of new information, future events or otherwise.

The risks associated with the following, among others, could cause actual results to differ materially from those described in any forward-looking statements:

•adverse conditions in the macroeconomic environment, including high inflation, recessionary conditions and volatility in equity and foreign exchange markets; political, economic and regulatory uncertainties in the countries and regions in which we operate;

•impacts from tariffs, trade sanctions, export controls or other trade barriers including export control restrictions and licensing requirements for exports to China, and impacts from changes to diplomatic relations and trade policy between the United States and Russia or the United States and other countries that may support Russia or take similar actions due to the conflict between Russia and Ukraine;

•constrained credit and liquidity due to disruptions in the global economy and financial markets, which may limit or delay availability of credit under our existing or new credit facilities, or which may limit our ability to obtain credit or financing on acceptable terms or at all;

•our ability to timely recruit and retain key personnel in a highly competitive labor market for skilled personnel, including potential financial impacts of wage inflation;

•declines in our customers’ businesses resulting in adverse changes in procurement patterns; disruptions in accounts receivable and cash flow due to customers’ liquidity challenges and commercial deterioration; uncertainties regarding demand for our products and services in the future and our customers’ acceptance of new products; delays or declines in anticipated sales due to reduced or altered sales and marketing interactions with customers; and potential variations in our sales forecast compared to actual sales;

•increased volatility in our revenue due to the timing, duration and value of multi-year subscription lease contracts; and our reliance on high renewal rates for annual subscription lease and maintenance contracts;

•our ability to protect our proprietary technology; cybersecurity threats or other security breaches, including in relation to breaches occurring through our products and an increased level of our activity that is occurring from remote global off-site locations; and disclosure and misuse of employee or customer data whether as a result of a cybersecurity incident or otherwise;

Q2 2023 Financial Results // 19

•our ability and our channel partners’ ability to comply with laws and regulations in relevant jurisdictions; and the outcome of contingencies, including legal proceedings, government or regulatory investigations and tax audit cases;

•uncertainty regarding income tax estimates in the jurisdictions in which we operate; and the effect of changes in tax laws and regulations in the jurisdictions in which we operate;

•the quality of our products, including the strength of features, functionality and integrated multiphysics capabilities; our ability to develop and market new products to address the industry’s rapidly changing technology; failures or errors in our products and services; and increased pricing pressure as a result of the competitive environment in which we operate;
•investments in complementary companies, products, services and technologies; our ability to complete and successfully integrate our acquisitions and realize the financial and business benefits of the transactions; and the impact indebtedness incurred in connection with any acquisition could have on our operations;

•investments in global sales and marketing organizations and global business infrastructure; and dependence on our channel partners for the distribution of our products;

•current and potential future impacts of a global health crisis, natural disaster or catastrophe, and the actions taken to address these events by our customers, suppliers, regulatory authorities and our business, on the global economy and consolidated financial statements, and other public health and safety risks; and government actions or mandates;

•operational disruptions generally or specifically in connection with transitions to and from remote work environments; and the failure of our technological infrastructure or those of the service providers upon whom we rely including for infrastructure and cloud services;

•our intention to repatriate previously taxed earnings and to reinvest all other earnings of our non-U.S. subsidiaries;

•plans for future capital spending; the extent of corporate benefits from such spending including with respect to customer relationship management; and higher than anticipated costs for research and development or a slowdown in our research and development activities;

•our ability to execute on our strategies related to environmental, social, and governance matters, and meet evolving and varied expectations, including as a result of evolving regulatory and other standards, processes, and assumptions, the pace of scientific and technological developments, increased costs and the availability of requisite financing, and changes in carbon markets; and

•other risks and uncertainties described in our reports filed from time to time with the Securities and Exchange Commission (the SEC).
Q2 2023 Financial Results // 20

/ Reconciliations of GAAP to Non-GAAP Measures (Unaudited)

	Three Months Ended
	June 30, 2023
(in thousands, except percentages and per share data)	Revenue	Gross Profit	%	Operating Income	%	Net Income	EPS - Diluted[1]
Total GAAP	$496,599	$428,259	86.2%	$95,624	19.3%	$69,526	$0.80
Stock-based compensation expense	—	3,478	0.7%	56,301	11.4%	56,301	0.65
Excess payroll taxes related to stock-based awards	—	16	—%	953	0.1%	953	0.01
Amortization of intangible assets from acquisitions	—	20,079	4.1%	25,549	5.2%	25,549	0.29
Expenses related to business combinations	—	—	—%	2,101	0.4%	2,101	0.02
Adjustment for income tax effect	—	—	—%	—	—%	(15,099)	(0.17)
Total non-GAAP	$496,599	$451,832	91.0%	$180,528	36.4%	$139,331	$1.60
1 Diluted weighted average shares were 87,192.

	Three Months Ended
	June 30, 2022
(in thousands, except percentages and per share data)	Revenue	Gross Profit	%	Operating Income	%	Net Income	EPS - Diluted[1]
Total GAAP	$473,850	$411,363	86.8%	$128,010	27.0%	$98,800	$1.13
Acquisition accounting for deferred revenue	2,036	2,036	0.1%	2,036	0.3%	2,036	0.02
Stock-based compensation expense	—	2,264	0.5%	39,498	8.3%	39,498	0.45
Excess payroll taxes related to stock-based awards	—	27	—%	217	0.1%	217	—
Amortization of intangible assets from acquisitions	—	17,414	3.6%	21,443	4.5%	21,443	0.25
Expenses related to business combinations	—	—	—%	2,428	0.5%	2,428	0.03
Adjustment for income tax effect	—	—	—%	—	—%	(9,839)	(0.11)
Total non-GAAP	$475,886	$433,104	91.0%	$193,632	40.7%	$154,583	$1.77
1 Diluted weighted average shares were 87,321.
Q2 2023 Financial Results // 21

	Six Months Ended
	June 30, 2023
(in thousands, except percentages and per share data)	Revenue	Gross Profit	%	Operating Income	%	Net Income	EPS - Diluted[1]
Total GAAP	$1,006,046	$870,054	86.5%	$223,319	22.2%	$170,148	$1.95
Stock-based compensation expense	—	6,356	0.6%	100,472	10.0%	100,472	1.14
Excess payroll taxes related to stock-based awards	—	300	—%	5,029	0.5%	5,029	0.06
Amortization of intangible assets from acquisitions	—	39,697	4.0%	50,348	5.0%	50,348	0.58
Expenses related to business combinations	—	—	—%	4,293	0.4%	4,293	0.05
Adjustment for income tax effect	—	—	—%	—	—%	(29,196)	(0.33)
Total non-GAAP	$1,006,046	$916,407	91.1%	$383,461	38.1%	$301,094	$3.45
1 Diluted weighted average shares were 87,312.

	Six Months Ended
	June 30, 2022
(in thousands, except percentages and per share data)	Revenue	Gross Profit	%	Operating Income	%	Net Income	EPS - Diluted[1]
Total GAAP	$898,927	$771,680	85.8%	$209,173	23.3%	$169,788	$1.94
Acquisition accounting for deferred revenue	5,596	5,596	—%	5,596	0.4%	5,596	0.06
Stock-based compensation expense	—	4,827	0.6%	75,149	8.4%	75,149	0.86
Excess payroll taxes related to stock-based awards	—	444	0.1%	5,270	0.6%	5,270	0.06
Amortization of intangible assets from acquisitions	—	34,666	3.8%	42,820	4.7%	42,820	0.49
Expenses related to business combinations	—	—	—%	4,166	0.4%	4,166	0.05
Adjustment for income tax effect	—	—	—%	—	—%	(28,971)	(0.33)
Total non-GAAP	$904,523	$817,213	90.3%	$342,174	37.8%	$273,818	$3.13
1 Diluted weighted average shares were 87,535.

	Three Months Ended		Six Months Ended
(in thousands)	June 30, 2023	June 30, 2022	June 30, 2023	June 30, 2022
Net cash provided by operating activities	$62,866	$118,944	$323,632	$329,880
Cash paid for interest	11,241	3,672	21,847	6,298
Tax benefit	(1,967)	(661)	(3,823)	(1,134)
Unlevered operating cash flows	$72,140	$121,955	$341,656	$335,044
Q2 2023 Financial Results // 22

ANSYS, INC. AND SUBSIDIARIES
Reconciliation of Forward-Looking Guidance
Quarter Ending September 30, 2023
	Operating Margin			Earnings Per Share - Diluted
U.S. GAAP expectation	10.0%	-	13.7%	$0.46	-	$0.64
Exclusions before tax:
Acquisition-related amortization	5.6%	-	5.9%	$0.30	-	$0.31
Stock-based compensation and related excess payroll tax	11.9%	-	13.5%	$0.64	-	$0.70
Expenses related to business combinations	0.1%	-	0.2%	$0.01
Adjustment for income tax effect	N/A			($0.28)	-	($0.30)
Non-GAAP expectation	29.6%	-	31.3%	$1.18	-	$1.31

ANSYS, INC. AND SUBSIDIARIES
Reconciliation of Forward-Looking Guidance
Year Ending December 31, 2023
	Operating Margin			Earnings Per Share - Diluted
U.S. GAAP expectation	26.0%	-	28.1%	$5.32	-	$5.95
Exclusions before tax:
Acquisition-related amortization	4.4%	-	4.6%	$1.18	-	$1.20
Stock-based compensation and related excess payroll tax	9.3%	-	10.2%	$2.47	-	$2.62
Expenses related to business combinations	0.2%			$0.06
Adjustment for income tax effect	N/A			($0.78)	-	($0.81)
Non-GAAP expectation	41.0%	-	42.0%	$8.39	-	$8.88

(in millions)	Unlevered Operating Cash Flows
Net cash provided by operating activities	$660.4	-	$710.4
Cash paid for interest	$46.8
Tax benefit	$(8.2)
Unlevered operating cash flows	$699.0	-	$749.0

/ Non-GAAP Measures

We provide non-GAAP revenue, non-GAAP gross profit, non-GAAP gross profit margin, non-GAAP operating income, non-GAAP operating profit margin, non-GAAP net income, non-GAAP diluted earnings per share and unlevered operating cash flows as supplemental measures to GAAP regarding our operational performance. These financial measures exclude the impact of certain items and, therefore, have not been calculated in accordance with GAAP. A detailed explanation of each of the adjustments to such financial measures is described below. These prepared remarks also contain a reconciliation of each of these non-GAAP financial measures to its most comparable GAAP financial measure.
Q2 2023 Financial Results // 23

We use non-GAAP financial measures (a) to evaluate our historical and prospective financial performance as well as our performance relative to our competitors, (b) to set internal sales targets and spending budgets, (c) to allocate resources, (d) to measure operational profitability and the accuracy of forecasting, (e) to assess financial discipline over operational expenditures and (f) as an important factor in determining variable compensation for management and employees. In addition, many financial analysts that follow us focus on and publish both historical results and future projections based on non-GAAP financial measures. We believe that it is in the best interest of our investors to provide this information to analysts so that they accurately report the non-GAAP financial information. Moreover, investors have historically requested, and we have historically reported, these non-GAAP financial measures as a means of providing consistent and comparable information with past reports of financial results.
While we believe that these non-GAAP financial measures provide useful supplemental information to investors, there are limitations associated with the use of these non-GAAP financial measures. These non-GAAP financial measures are not prepared in accordance with GAAP, are not reported by all our competitors and may not be directly comparable to similarly titled measures of our competitors due to potential differences in the exact method of calculation. We compensate for these limitations by using these non-GAAP financial measures as supplements to GAAP financial measures and by reviewing the reconciliations of the non-GAAP financial measures to their most comparable GAAP financial measures.
The adjustments to these non-GAAP financial measures, and the basis for such adjustments, are outlined below:
Acquisition accounting for deferred revenue. Historically, we have consummated acquisitions in order to support our strategic and other business objectives. Under prior accounting guidance, a fair value provision resulted in acquired deferred revenue that was often recorded on the opening balance sheet at an amount that was lower than the historical carrying value. Although this fair value provision has no impact on our business or cash flow, it adversely impacts our reported GAAP revenue in the reporting periods following an acquisition. In 2022, we adopted accounting guidance which eliminates the fair value provision that resulted in the deferred revenue adjustment on a prospective basis. In order to provide investors with financial information that facilitates comparison of both historical and future results, we have historically provided non-GAAP financial measures which exclude the impact of the acquisition accounting adjustment for acquisitions prior to the adoption of the new guidance in 2022. The 2022 non-GAAP financial measures presented in this document include the adjustment to exclude the income statement effects of acquisition accounting adjustments to deferred revenue from business combinations closed prior to 2022. There is no adjustment included for 2023 as the impact is not material.
Amortization of intangible assets from acquisitions. We incur amortization of intangible assets, included in our GAAP presentation of amortization expense, related to various acquisitions we have made. We exclude these expenses for the purpose of calculating non-GAAP gross profit, non-GAAP gross profit margin, non-GAAP operating income, non-GAAP operating profit margin, non-GAAP net income and non-GAAP diluted earnings per share when we evaluate our continuing operational performance because these costs are fixed at the time of an acquisition, are then amortized over a period of several years after the acquisition and generally cannot be changed or influenced by us after the acquisition. Accordingly, we do not consider these expenses for purposes of evaluating our performance during the applicable time period after the acquisition, and we exclude such expenses when making decisions to allocate resources. We believe that these non-GAAP financial measures are useful to investors because they allow investors to (a) evaluate the effectiveness of the methodology and information used by us in our financial and operational decision-making, and (b) compare our past reports of financial results as we have historically reported these non-GAAP financial measures.
Q2 2023 Financial Results // 24

Stock-based compensation expense. We incur expense related to stock-based compensation included in our GAAP presentation of cost of maintenance and service; research and development expense; and selling, general and administrative expense. This non-GAAP adjustment also includes excess payroll tax expense related to stock-based compensation. Although stock-based compensation is an expense and viewed as a form of compensation, we exclude these expenses for the purpose of calculating non-GAAP gross profit, non-GAAP gross profit margin, non-GAAP operating income, non-GAAP operating profit margin, non-GAAP net income and non-GAAP diluted earnings per share when we evaluate our continuing operational performance. Specifically, we exclude stock-based compensation during our annual budgeting process and our quarterly and annual assessments of our performance. The annual budgeting process is the primary mechanism whereby we allocate resources to various initiatives and operational requirements. Additionally, the annual review by our board of directors during which it compares our historical business model and profitability to the planned business model and profitability for the forthcoming year excludes the impact of stock-based compensation. In evaluating the performance of our senior management and department managers, charges related to stock-based compensation are excluded from expenditure and profitability results. In fact, we record stock-based compensation expense into a stand-alone cost center for which no single operational manager is responsible or accountable. In this way, we can review, on a period-to-period basis, each manager's performance and assess financial discipline over operational expenditures without the effect of stock-based compensation. We believe that these non-GAAP financial measures are useful to investors because they allow investors to (a) evaluate our operating results and the effectiveness of the methodology used by us to review our operating results, and (b) review historical comparability in our financial reporting as well as comparability with competitors' operating results.
Expenses related to business combinations. We incur expenses for professional services rendered in connection with business combinations, which are included in our GAAP presentation of selling, general and administrative expense. We also incur other expenses directly related to business combinations, including compensation expenses and concurrent restructuring activities, such as employee severances and other exit costs. These costs are included in our GAAP presentation of selling, general and administrative and research and development expenses. We exclude these acquisition-related expenses for the purpose of calculating non-GAAP operating income, non-GAAP operating profit margin, non-GAAP net income and non-GAAP diluted earnings per share when we evaluate our continuing operational performance, as we generally would not have otherwise incurred these expenses in the periods presented as a part of our operations. We believe that these non-GAAP financial measures are useful to investors because they allow investors to (a) evaluate our operating results and the effectiveness of the methodology used by us to review our operating results, and (b) review historical comparability in our financial reporting as well as comparability with competitors' operating results.
Non-GAAP tax provision. We utilize a normalized non-GAAP annual effective tax rate (AETR) to calculate non-GAAP measures. This methodology provides better consistency across interim reporting periods by eliminating the effects of non-recurring items and aligning the non-GAAP tax rate with our expected geographic earnings mix. To project this rate, we analyzed our historic and projected non-GAAP earnings mix by geography along with other factors such as our current tax structure, recurring tax credits and incentives, and expected tax positions. On an annual basis we re-evaluate and update this rate for significant items that may materially affect our projections.

Unlevered operating cash flows. We make cash payments for the interest incurred in connection with our debt financing which are included in our GAAP presentation of operating cash flows. We exclude this cash paid for interest, net of the associated tax benefit, for the purpose of calculating unlevered operating cash flows. Unlevered operating cash flow is a supplemental non-GAAP measure that we use to evaluate our core operating business. We believe this measure is useful to investors and management because it provides a measure of our cash generated through operating activities independent of the capital structure of the business.
Non-GAAP financial measures are not in accordance with, or an alternative for, GAAP. Our non-GAAP financial measures are not meant to be considered in isolation or as a substitute for comparable GAAP financial measures and should be read only in conjunction with our consolidated financial statements prepared in accordance with GAAP.
Q2 2023 Financial Results // 25

We have provided a reconciliation of the non-GAAP financial measures to the most directly comparable GAAP financial measures as listed below:

GAAP Reporting Measure	Non-GAAP Reporting Measure
Revenue	Non-GAAP Revenue
Gross Profit	Non-GAAP Gross Profit
Gross Profit Margin	Non-GAAP Gross Profit Margin
Operating Income	Non-GAAP Operating Income
Operating Profit Margin	Non-GAAP Operating Profit Margin
Net Income	Non-GAAP Net Income
Diluted Earnings Per Share	Non-GAAP Diluted Earnings Per Share
Operating Cash Flows	Unlevered Operating Cash Flows
Constant currency. In addition to the non-GAAP financial measures detailed above, we use constant currency results for financial and operational decision-making and as a means to evaluate period-to-period comparisons by excluding the effects of foreign currency fluctuations on the reported results. To present this information, the 2023 results for entities whose functional currency is a currency other than the U.S. Dollar were converted to U.S. Dollars at rates that were in effect for the 2022 comparable period, rather than the actual exchange rates in effect for 2023. Constant currency growth rates are calculated by adjusting the 2023 reported amounts by the 2023 currency fluctuation impacts and comparing the adjusted amounts to the 2022 comparable period reported amounts. We believe that these non-GAAP financial measures are useful to investors because they allow investors to (a) evaluate the effectiveness of the methodology and information used by us in our financial and operational decision-making, and (b) compare our reported results to our past reports of financial results without the effects of foreign currency fluctuations.

IR Contact:
Kelsey DeBriyn
Vice President, Investor Relations
724.820.3927
kelsey.debriyn@ansys.com

Q2 2023 Financial Results // 26